Exhibit 1.1
[English Translation]
MS&AD Insurance Group Holdings, Inc.
Articles of Incorporation
Chapter I. General Provisions
(Trade Name)
Article 1.
The name of the Company shall be MS&AD INSHUARANSU GURUPU HORUDINGUSU KABUSHIKI KAISHA, which in English shall be MS&AD Insurance Group Holdings, Inc.
(Purpose)
Article 2.
The purpose of the Company shall be to engage in the following businesses as an insurance holding company:
(1)	management and administration of non-life insurance companies, life insurance companies and companies that it may own as its subsidiaries under the Insurance Business Law; and

(2)	any other business incidental to the business provided for in the preceding item.
(Location of Head Office)
Article 3.
The Company shall have its head office in Chuo-ku, Tokyo.
(Governance Structure)
Article 4.
The Company shall have in place, in addition to shareholders meeting and directors:
(1)	a board of directors;

(2)	corporate auditors;

(3)	a board of corporate auditors; and,

(4)	one or more accounting auditors.
(Method of Public Notice)
Article 5.
The method by which public notices are made by the Company shall be electronic public notice, which shall be substituted by publication in the Nihon Keizai Shimbun published in Tokyo and Osaka if an electronic public notice is impracticable for such reason as an accident or unavoidable event.
Chapter II. Shares
(Total Number of Authorized Shares)
Article 6.

The total number of authorized shares of the Company shall be 900,000,000.
(Acquisition of Company’s Own Shares)
Article 7.
The Company may acquire its own shares through market transactions, etc., upon a resolution of the Board of Directors under Article 165, Paragraph 2, of the Companies Act.
(Number of Shares Constituting One Unit and Non-Issuance of Share Certificates for Less Than One Unit)
Article 8.
The number shares of the Company constituting one unit shall be 100.
(Rights Pertaining to Shares Less Than One Unit)
Article 9.
No shareholder of the Company shall be entitled to exercise any right with respect to shares less than one unit held by such shareholder except for any of the following rights:
(1)	the rights provided in the items in Article 189, Paragraph 2, of the Companies Act;

(2)	the right to allotment of the right to subscribe for shares and stock acquisition rights that are proportionate to the number of shares already held by the shareholder; and

(3)	the right to demand as provided in the following Article.
(Purchase of Shares Less Than One Unit)
Article 10.
Each shareholder may demand the Company to sell to such shareholder such number of shares that, together with the number of shares less than one unit already held by such shareholder, will constitute a unit in accordance with the Share Handling Regulations.
(Administrator of Shareholders Registry)
Article 11.
1.	The Company shall have in place an administrator of shareholders registry.

2.	The administrator of shareholders registry and the place of its office shall be designated by resolution of the Board of Directors and the Company shall give public notice of them.

3.	The preparation, maintenance and other administration relating to the Company’s shareholders registry and stock acquisition rights registry shall be delegated to the administrator of shareholders registry; they shall not be handled by the Company.
(Share Handling Regulations)
Article 12.
The administration of, and handling and fees concerning, the Company’s shares, and the procedures for exercising shareholder rights and other related matters shall be governed by the Share Handling Regulations, as set out by the Board of Directors, except as otherwise provided by laws and regulations or the Articles of Incorporation.

Chapter III. Shareholders Meetings
(Convening of Shareholders Meetings)
Article 13.
Annual shareholders meetings of the Company shall be convened within 3 months of the close of each business year; extraordinary shareholders meetings shall be convened from time to time when necessary.
(Place of Convocation)
Article 14.
Shareholders meetings of the Company shall be convened within the area of the 23 wards of Tokyo.
(Record Date for Annual Shareholders Meeting)
Article 15.
The record date for the annual shareholders meeting of the Company shall be March 31 every year.
(Chairman of Shareholders Meeting)
Article 16.
1.	The President and Director shall chair shareholders meetings. If the President and Director is unable to do so, the Director next in the order previously determined by the Board of Directors shall act in his or her place.

2.	The chair of a shareholders meeting convened at a shareholder’s demand shall be mutually elected by and from among the shareholders present.
(Reference Documents for Shareholders Meeting, Etc. Deemed Provided)
Article 17.
The Company may deem information relating to matters required to be specified or recorded in reference documents for shareholders meetings, business reports, financial statements, and consolidated financial statements as having being provided to shareholders when such information is disclosed via the Internet in accordance with laws and regulations.
(Manner of Resolution)
Article 18.
1.	Except as otherwise provided by laws and regulations or by the Articles of Incorporation, resolutions of shareholders meetings shall be adopted by a majority of votes of the shareholders entitled to exercise their voting rights and present.

2.	The resolution provided for in Article 309, Paragraph 2, of the Companies Act shall be adopted by a two thirds or more of votes of the shareholders present at the meeting where the shareholders holding one third or more of the voting rights of the shareholders entitled to exercise their voting rights are present.
(Voting by Proxy)
Article 19.
1.	A shareholder may vote through a proxy, who must be a shareholder who has a voting right.

2.	A shareholder or his or her proxy, shall at each shareholders meeting submit to the Company document evidencing the authority of proxy.
Chapter IV. Directors and the Board of Directors
(Number of Directors)
Article 20.
The Company shall not have more than 15 Directors.
(Election of Director)
Article 21.
1.	Directors shall be elected at shareholders meeting.

2.	Resolutions to elect Directors shall be adopted by a majority votes of the shareholders present at the meeting where the shareholders holding one third or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

3.	Cumulative voting shall not be used in elections of Directors.
(Term of Office)
Article 22.
The term of a Director shall expire at the close of the annual shareholders meeting for the last business year ending within 1 year of the Director’s election.
(Election for Filling a Vacancy)
Article 23.
A vacancy in a Director’s position need not be filled unless the number of remaining Directors violates the minimum number of directors provided by laws and regulations.
(Representative Director and Director’s Title)
Article 24.
1.	The Board of Directors shall by its resolution appoint one or more Representative Directors.

2.	The Board of Directors may by its resolution appoint one or more Chairman and Directors, Vice Chairman and Directors, President and Directors, Vice President and Directors, Senior Managing Directors, and Managing Directors.
(Convocation of Board of Directors Meetings)
Article 25.
1.	Board of Directors meetings shall be convened by the Chairman and Director except as otherwise provided by laws and regulations.

2.	If the office of Chairman and Director is vacant or the Chairman and Director is unable to do so, the President and Director shall act in his or her place. If the President and Director is unable to do so, the Director next in the order previously determined by the Board of Directors shall act in his or her place.

3.	The convocation notice for a Board of Directors meeting shall be sent to each Director and each Corporate Auditor at least 3 days prior to the date of the meeting. However, that period may be shortened in the event of an emergency.
(Omission of Resolution of the Board of Directors)
Article 26.
The Company shall deem that a resolution of the Board of Directors has been adopted when the requirements provided for in Article 370 of the Companies Act have been satisfied.
(Regulations of the Board of Directors)
Article 27.
The administration of the Board of Directors shall be governed by the Regulations of the Board of Directors as set out by the Board of Directors, except as otherwise provided by laws and regulations or the Articles of Incorporation.
(Remuneration of Director)
Article 28.
Compensation and other proprietary interests received from the Company as consideration for performance of duties (“Remuneration”) of Directors shall be determined by resolution at a shareholders meeting.
(Exemption of Director’s Liability)
Article 29.
1.	The Company may, in accordance with Article 426, Paragraph 1, of the Companies Act and by resolution of the Board of Directors, exempt to the extent permitted by laws and regulations a Director (including retired Director) from liability for damages arising out of breach of the Director’s duties.

2.	The Company may, in accordance with Article 427, Paragraph 1, of the Companies Act, enter into an agreement with an Outside Director limiting the Outside Director’s liability for damages arising out of breach of the Outside Director’s duty. However, the maximum amount to which that liability may be limited by such an agreement shall be the sum of the amounts set out in the items in Article 425, Paragraph 1, of the Companies Act.
Chapter V. Corporate Auditors and the Board of Corporate Auditors
(Number of Corporate Auditors)
Article 30.
The Company shall not have more than 6 Corporate Auditors.
(Election of Corporate Auditor)
Article 31.
1.	Corporate Auditors shall be elected at shareholders meeting.

2.	Resolutions to elect Corporate Auditors shall be adopted by a majority votes of the shareholders present at the meeting where the shareholders holding one third or more of the voting rights of the shareholders entitled to exercise their voting rights are present.
(Effectiveness of Election of Substitute Corporate Auditor)
Article 32.
The effectiveness of the election of a substitute Corporate Auditor shall expire on the commencement of the annual shareholders meeting for the last business year ending within 4 years of such substitute Corporate Auditor’s election, unless the period is shortened at such resolution.
(Term of Office)
Article 33.
The term of a Corporate Auditor shall expire at the close of the annual shareholders meeting for the last business year ending within 4 years of the Corporate Auditor’s election.
(Election for Filling a Vacancy)
Article 34.
A vacancy in a Corporate Auditor’s position need not be filled unless the number of remaining Corporate Auditors violates the minimum number of corporate auditors provided by laws and regulations.
(Full-time Corporate Auditor and Standing Corporate Auditor)
Article 35.
1.	The Board of Corporate Auditors shall by its resolution appoint one or more full-time Corporate Auditors.

2.	The Board of Corporate Auditors may by its resolution appoint one or more standing Corporate Auditors.
(Convocation of Board of Corporate Auditors Meeting)
Article 36.
The convocation notice for a Board of Corporate Auditors meeting shall be sent to each Corporate Auditor at least 3 days prior to the date of the meeting. However, that period may be shortened in the event of an emergency.
(Regulations of the Board of Corporate Auditors)
Article 37.
The administration of the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors as set out by the Board of Corporate Auditors, except as otherwise provided by laws and regulations or the Articles of Incorporation.
(Remuneration of Corporate Auditor)
Article 38.
Remuneration of Corporate Auditors shall be determined by resolution at a shareholders meeting.

(Exemption of Corporate Auditor’s Liability)
Article 39.
1	The Company may, in accordance with Article 426, Paragraph 1, of the Companies Act and by resolution of the Board of Directors, exempt to the extent permitted by laws and regulations a Corporate Auditor (including retired Corporate Auditor) from liability for damages arising out of breach of the Corporate Auditor’s duties.

2	The Company may, in accordance with Article 427, Paragraph 1, of the Companies Act, enter into an agreement with an Outside Corporate Auditor limiting the Outside Corporate Auditor’s liability for damages arising out of breach of the Outside Corporate Auditor’s duty. However, the maximum amount to which that liability may be limited by such an agreement shall be the sum of the amounts set out the in the items in Article 425, Paragraph 1, of the Companies Act.
Chapter VI. Accounts
(Business Year)
Article 40.
The business year of the Company shall start on April 1 of every year and end on March 31 of the following year.
(Dividends)
Article 41.
1.	The record date for year-end dividends of the Company shall be March 31 ever year.

2.	The Company may, by resolution of the Board of Directors, pay interim dividends, the record date for which shall be September 30 every year.

3.	The Company may fix a record date and pay dividends otherwise than as set out in the preceding two paragraphs.

4.	If the dividend is payable in cash and 3 full years passes after the date it becomes payable, the Company shall be exempt from any obligation to pay the dividend.

5.	No interest shall accrue on the dividend provided for in the preceding paragraph.
(As amended on April 1, 2010)